Exhibit 99.1


                  LHC Group and Munroe Regional Health System
             Sign Joint Venture Agreement for Home Health Services



   LAFAYETTE, La.--(BUSINESS WIRE)--April 12, 2007--LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets, announced today that it has signed a definitive agreement with Munroe Regional Health System, Inc. (MRHS) to create a partnership relating to the home health services business currently owned by MRHS in Ocala, Florida. LHC Group will acquire a controlling interest in the assets of Munroe Regional Home Health Services and will oversee the day-to-day operations.

   Munroe Regional Health System, Inc. operates Munroe Regional Medical Center in Ocala, Florida, which includes Munroe Regional Home Health Services. The Munroe Regional Medical Center is a 421-bed community hospital. It is accredited by the Joint Commission on the Accreditation of Health Care Organizations (JCAHO) and has received a number of awards, including being ranked among the 100 Top Cardiovascular Hospitals for eight consecutive years by Solucient.

   The primary service area covered by this joint venture includes seven counties with an estimated population of 1,043,000, of which 22% are over the age of 65. Total Medicare revenue for a 12-month period is approximately $2.6 million. This joint venture will begin service effective May 1, 2007, with LHC Group. The joint venture will be operating the agency under the name Munroe Regional HomeCare. The large service area served by Munroe Regional Medical Center also provides the opportunity for potential de novo locations.

   "Our mission is to provide quality healthcare to the community," said Stephen A. Purves, president and chief executive officer for Munroe Regional Medical Center. "We believe home health plays a very important role in our mission. By partnering with a company that specializes in the management and operation of home health services, we can provide home care more effectively and efficiently. With this partnership in place, the day-to-day operations of Munroe Regional Medical Center's Home Health Services will be managed to better meet the healthcare needs of our community. LHC Group has a tremendous track record in providing quality home healthcare and in partnering with not-for-profit hospitals for these services. This joint venture will ensure that we continue to provide the best in home care services."

   Keith Myers, president and chief executive officer of LHC Group said, "LHC Group is very excited about the opportunity to partner with Munroe Regional Health System to provide quality home health services. We look forward to working with our new family in Ocala to provide the highest quality service to patients and families in the area."

   About LHC Group, Inc.

   LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

   Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.



    CONTACT: LHC Group, Inc.
             Barry E. Stewart
             Executive Vice President and Chief Financial Officer
             337-233-1307